EXHIBIT 10.1

AMENDMENT AGREEMENT I

TO

SALE AND PURCHASE AGREEMENT
REGARDING THE SALE AND PURCHASE OF SHARES IN
GAVITEC AG DATED FEBRUARY 17, 2006

among

1.	GZ Paul Partners BV, Vredehofstraat 7, 3761 HA Soest, The Netherlands,

2.	Jülicher Kapital Beteiligungsgesellschaft mbH, Karl-Heinz-Beckurts-Str. 13, 52428 Jülich,

3.	Mr. Jörg Küchen, Ginsterweg 7, 52134 Herzogenrath,

4.	Mr. Richard Rolf Reuter, Feldstraße 4, 52146 Wuerselen,

5.	Mr. Ralph Schraven, Steckendorferstraße 126, 47798 Krefeld,

6.	Mr. Franz-Josef Titz, Schafenberg 40, 52379 Langerwehe,

7.	Dr. Christian Steinborn, Lütticher Strasse 179, 52074 Aachen,

8.	Mr. Laurens Nunninck, Vinkedelstraat 3, 6369 BT Simpleveld, The Netherlands,

- the parties per no.'s 1 through 8 herein referred to individually as "Seller" and collectively as "Sellers" -

and

9.	NeoMedia Technologies, Inc., 2201 Second Street, Suite 600, Ft. Myers, Florida 33901, USA,

- herein referred to as "Purchaser" and collectively with
Sellers as "Parties" and each of them as "Party" -.

RECITALS

WHEREAS, the Parties have executed on February 17, 2006, a sale and purchase agreement regarding the sale and purchase of shares of Gavitec AG, a German privately held stock corporation with its legal seat in Wuerselen (herein referred to as "Share Purchase Agreement");

WHEREAS, the Sellers have received 13,660,511 shares of common stock in Purchaser as Consideration Shares (herein referred to as "Initial Consideration Shares");

WHEREAS, the Initial Consideration Shares have not yet been registered;

WHEREAS, the share price of Purchaser has significantly decreased so that the Closing Price Adjustment has significantly increased;

WHEREAS, 10% of the Initial Consideration Shares are being held in escrow pursuant to SECTION 4.2.2 of the Share Purchase Agreement and an escrow agreement entered into between Dr. Axel Hofmann, Sellers and Purchaser dated February 23, 2006 (herein referred to as "Escrow Agreement").

NOW, THEREFORE, the Parties agree and agree to amend the Share Purchase Agreement as follows:

SECTION 1
Definitions; No Further Changes

1.1    Definitions. Unless otherwise specified herein, all terms used herein in capital letters shall have the meaning as defined in the Share Purchase Agreement.

1.2    No Further Changes. All provisions of the Share Purchase Agreement not amended by this agreement shall remain unchanged and in full force and effect.

SECTION 2
Clarifications

2.1    "Volume Weighted Average Price". The Definition of "Volume Weighted Average Price" set forth in Section 4.2.1 of the Share Purchase Agreement is amended as follows: "Volume Weighted Average Price" means the sum of each sales price of the common stock of Purchaser on the respective relevant days, each multiplied by the volume for the respective day, divided by the aggregate volume during the relevant days.

2.2    "Closing Price". The Parties agree that the "Closing Price" shall be equal to USD 39.53.

SECTION 3
Amendment of Stock Consideration

3.1    Replacement. The Stock Consideration provided for in Section 4.2.1 of the Share Purchase Agreement, i.e. the Consideration Shares and the Closing Price Adjustment, shall be replaced by (i) the Initial Consideration Shares, (ii) the amount of USD 1,800,000 to be paid pursuant to SECTION 3.2 below and (iii) further 61,000,000 shares of its common stock (herein referred to as "Additional Consideration Shares").

3.2    Payment of USD 1,800,000. The amount of USD 1,800,000 shall be due and payable by Purchaser to the account referred to in SECTION 4.3 of the Share Purchase Agreement on February 28, 2007 in immediately available funds, free of all taxes, bank charges and other deductions.

3.3    Rules Applicable to Additional Consideration Shares.

3.3.1    On February 28, 2007 share certificates evidencing the Additional Consideration Shares shall be delivered to Sellers, or to GZ Paul Management Services GmbH as their joint representative, in the names and the fractions set forth in Annex 3.3.1.

3.3.2    Section 6.2 of the Share Purchase Agreement shall apply mutatis mutandis to the Additional Consideration Shares. The period of time limitation under Section 10.1 of the Share Purchase Agreement for this guarantee for both the Initial Consideration Shares and the Additional Consideration shall be extended until the date six months after the later of (i) the date upon which the Sellers are first able to sell the Initial Consideration Shares and the Additional Consideration Shares under Rule 144(k) of the Securities Act and (ii) the date on which the SEC declares the Registration Statement or any Piggyback Registration for both the Initial Consideration Shares and the Additional Consideration Shares effective (provided, however, that if the Purchaser’s common stock is not being quoted on the US OTC bulletin board or a US automated quotation system on such date, such date shall be the business day immediately following the 10th Trading Day after quotes for the Purchaser’s common stock have recommenced).

3.3.3    Section 16 of the Share Purchase Agreement as amended by SECTION 5 below shall apply mutatis mutandis to the Additional Consideration Shares.

3.4    Revocation Right. If Purchaser is in default (in Verzug) with the payment pursuant to SECTION 3.2, the delivery of the Additional Consideration Shares pursuant to SECTION 3.3.1, or the lump sum reimbursement payment pursuant to SECTION 7.5 GZ Paul shall, with effect for all Parties of this Amendment Agreement I, have the right to revoke the amendment of the Stock Consideration provided for by this SECTION 3 with the consequence that this SECTION 3 shall cease to apply and the Stock Consideration agreed on in the Share Purchase Agreement as amended by the other provisions of this Amendment Agreement I shall apply.

SECTION 4
Interest

4.1    Initial Consideration Shares Registration.

4.1.1    (Amended Due Date) As the Registration Statement with regard to the Initial Consideration Shares was not declared effective by September 1, 2006, the Stock Purchase Price is accruing interest at a rate of 8% per annum since the signing of the Share Purchase Agreement until the date on which both the Initial Consideration Shares and the Additional Consideration Shares are eligible to be sold by the Sellers pursuant to Rule 144(k) under the Securities Act. In deviation from the last sentence of Section 16.1 of the Share Purchase Agreement, such interest shall become due on February 28, 2007 and on the date on which both the Initial Consideration Shares and the Additional Consideration Shares are eligible to be sold by the Sellers pursuant to Rule 144(k) under the Securities Act.

4.1.2    (Reflection of Payment of USD 1,800,000) As of the date the amount of USD 1,800,000 has been received in the account set forth in SECTION 3.2 above, the amount of USD 1,800,000 will be deducted from the Stock Purchase Price and interest will continue to accrue only on the amount of USD 3,600,000.

4.2    Additional Consideration Shares Registration.

4.2.1    If the Second Liquidity Date (as defined below) has not occurred by or on August 31, 2007, notwithstanding the interest payments outlined in SECTION 4.1, interest shall accrue at a rate of 8% per annum on the amount of USD 1,900,000 until the Second Liquidity Date.

4.2.2    The "Second Liquidity Date" shall be the earlier of the date on which the Sellers are first able to sell the Additional Consideration Shares under Rule 144(k) of the Securities Act and the date on which the SEC declares the Registration Statement or any Piggyback Registration with regard to the Additional Consideration Shares effective (provided, however, that if the Purchaser’s common stock is not being quoted on the US OTC bulletin board or a US automated quotation system on the Second Liquidity Date, the Second Liquidity Date shall be the business day immediately following the 10th Trading Day after quotes for the Purchaser’s common stock have recommenced).

SECTION 5
Additions to Section 16

5.1    Addition to Section 16.3. The Purchaser shall furnish, at the request of any Seller a signed counterpart, addressed to the Sellers and the underwriters, if any, of: (1) an opinion (which term shall include a disclosure letter) of the independent legal counsel representing the Purchaser for the purpose of such registration, dated the effective date of the Registration Statement or Piggyback Registration (or, if such registration includes an underwritten public offering, opinions (which term shall include disclosure letters) dated the date of the closing(s) under the underwriting agreement) covering such matters as are customary in connection with such registered offerings of securities by the Purchaser, reasonably satisfactory in form and substance to the Sellers, and (2) a “comfort” letter, dated the effective date of the Registration

Statement or Piggyback Registration (or, if such registration includes an underwritten public offering, letters of like kind dated the date the offering is priced and the date of the closing(s) under the underwriting agreement), signed by the independent certified public accountants of the Purchaser (i) stating that they are independent certified public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements and other financial data of the Purchaser included in the Registration Statement or Piggyback Registration, or the prospectus included therein, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act and (ii) covering such other financial matters (including information as to the period ending not more than five (5) business days prior to the date of such letters) as are customarily covered in accountants’ letters delivered to the underwriters in underwritten public offerings of securities.

5.2    Rule 144 Information. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Initial Consideration Shares and the Additional Considerations Shares to the public without registration, the Purchaser agrees to:

5.2.1    Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act;

5.2.2    Use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Purchaser under the Securities Act and the Exchange Act; and

5.2.3    Furnish to each Seller forthwith upon request a written statement by the Purchaser as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Purchaser, and such other reports and documents so filed by the Purchaser as such Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing such Seller to sell any Initial Consideration Shares or Additional Consideration Shares without registration.

SECTION 6
Release of Escrow Shares

Purchaser agrees to instruct the Escrow Agent as defined in the Escrow Agreement to release the Escrow Shares to Seller. For this purpose, Purchaser shall furnish to GZ Paul Management Services GmbH, attn. Mr. Helmut A. Krüger, on behalf of Sellers the original of the release instruction notice a copy of which is attached as Annex 6. The obligation to furnish the original of this instruction notice shall be deemed to be fulfilled if Purchaser provides written evidence to GZ Paul Management Services GmbH, attn. Mr. Helmut A. Krüger, showing that the instruction notice was sent to the Escrow Agent as defined in the Escrow Agreement by telefax and registered mail with recorded deliveries in accordance with the formal requirements provided for under the Escrow Agreement.

SECTION 7
Miscellaneous

7.1    Governing Law. This Amendment Agreement I shall be governed by and construed in accordance with the laws of Germany, excluding its provisions on conflict of laws and the United Nations Convention on Contracts for the International Sale of Goods (CISG).

7.2    Amendments. Any amendment or supplement to or modification of this Amendment Agreement I, including this provision, shall be valid only if made in writing, except where a stricter form is required under applicable law.

7.3    Annexes. All Annexes attached hereto form an integral part of this Amendment Agreement I.

7.4    Severability. Should any provision or part of a provision of this Amendment Agreement I be or become invalid or unenforceable, or should this Amendment Agreement I contain an unintended contractual gap, then the validity or enforceability of the remainder of the Agreement shall not be affected. Any such invalid or unenforceable provision shall be deemed replaced by, or any gap deemed to be filled with, an appropriate provision, which, in accordance with the economic purpose and object of the provision and/or Amendment Agreement I and as far as legally permissible, shall come closest to the Parties' original intention, or that intention which the Parties would have had had they considered the issue.

7.5    Costs. The costs for the execution of this Amendment Agreement I shall be borne by Purchaser. With the exception of the amount of USD 100,000, which shall be paid by Purchaser to GZ Paul Management Services GmbH on February 28, 2007 in immediately available funds, free of all taxes, bank charges and other deductions to the account set forth in SECTION 4.3 of the Share Purchase Agreement as a lump sum reimbursement of the costs accrued in connection with the negotiations of the Amendment Agreement I, all Parties shall bear their own costs arising in connection with the entering into of this Amendment Agreement I.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Agreement I to be executed by their duly authorized representatives, as of this 23 day of January, 2007.

For Sellers:	For Purchaser:

/s/ Helmut Krueger	/s/ David Dodge